Exhibit 99.1

FOR IMMEDIATE RELEASE
Diodes Incorporated Updates Third Quarter Guidance
· Sequential revenue growth expected to be slightly better than 11.5%
Westlake Village, California — October 4, 2006 — Diodes Incorporated (NasdaqGS: DIOD), today provided additional updated guidance for the third quarter of 2006.
The Company now expects third quarter sequential revenue growth to be slightly better than 11.5%, updated from the prior 9-11% guidance. In the second quarter of 2006, the Company reported revenue of $82.7 million, a 12.4% increase from the first quarter. The Company continues to expect third quarter gross margin to be comparable to the 33.2% recorded in the second quarter.
About Diodes Incorporated
Diodes Incorporated (NasdaqGS: DIOD) is a leading manufacturer and supplier of high-quality discrete and analog semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company’s corporate sales, marketing, engineering and logistics headquarters is located in Southern California, with two manufacturing facilities in Shanghai, China, a wafer fabrication plant in Kansas City, Missouri, engineering, sales, warehouse and logistics offices in Taipei, Taiwan and Hong Kong, and sales and support offices throughout the world. Diodes, Inc. recently acquired Anachip Corporation, a fabless analog IC company in Hsinchu Science Park, Taiwan.
Diodes, Inc.’s product focus is on subminiature surface-mount discrete devices, analog power management ICs and Hall-effect sensors all of which are widely used in end-user equipment such as TV/Satellite set top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, Coffin Communications Group,
(310) 231-8600, e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.